Exhibit 99.1

                              N E W S   R E L E A S E

          APHTON DETERMINES IT IS NOT IN ITS SHAREHOLDERS BEST INTEREST
       TO RESTRUCTURE ITS PARTNERSHIP AGREEMENT WITH AVENTIS PASTEUR; THE
                      EXISTING AGREEMENT REMAINS IN EFFECT

                                 March 31, 2003

          Miami, FL - Aphton Corporation (NASDAQ: APHT) - Aphton announced today that taking into full account the $20 million financing package announced earlier today, Aphton's Board of Directors determined that it is not in the best interest of Aphton's shareholders to restructure the existing Co-Promotion Agreement and License with Aventis Pasteur to treat human cancers with G17DT and that the Letter of Intent (LOI) of December 19, 2002 to restructure the agreement with Aventis, will expire as of today.

          While retaining its favorable royalty split, which is in excess of 50%, in its agreement with Aventis Pasteur for countries in North America and Europe, Aphton will pursue its primary objective of filing for approval to market G17DT for monotherapy for advanced pancreatic cancer patients in the European Union, Canada and Australia by September 2003. With the expiration of the LOI agreement, Aphton will resume its intention to license, in return for royalties, up-front fees and milestone payments: a) G17DT to treat human cancers in markets worldwide outside of North America and Europe, including especially in Japan, with a focus there on gastric cancer therapy; b) monoclonal antibody products to target gastrointestinal system cancers, worldwide; and c) G17DT for non-cancer therapy, to treat gastroesophageal reflux disease (GERD), worldwide. While pursuing these objectives, Aphton intends to reduce its spending during the next twelve months by more than 60% to less than $16 million from the approximately $40 million during the twelve months of fiscal year 2002. This amount is believed sufficient to fund the highly focused activities discussed above.

          Aphton agrees with the prevalent view that in the current market environment, biotechnology companies have been essentially separated into two major segments; those with commercial products and those that are continuing development work on potential commercial products. Aphton believes that it may be able to move from the latter to one that has an approved commercial product in a relatively short period of time. The transition to having a commercial product, followed by revenues and a positive cash flow is consistent, in management's opinion, with the expectation of higher values for Aphton shareholders. Aphton believes that it has reached the decisive turning point in its corporate development and in the pursuit of its corporate objectives.

          Aphton's anti-gastrin targeted therapy induces antibodies in patients that bind to both gastrin 17 and gly-gastrin and remove them from circulation before they can bind to the cancer cell and initiate cell growth. Gastrin 17 and gly-gastrin are believed to be central growth factors, or the initiating signals, for cell growth, cell proliferation and metastasis (spread) in gastric, i.e. stomach, pancreatic, esophageal, colorectal and other gastrointestinal (GI) system cancers. This signaling program is accomplished by gastrin binding to the large numbers of gastrin receptors which appear, de novo, in the great majority of cases, on tumor cell surfaces throughout the gastrointestinal system. Interrupting this process by immunizing the patient with Aphton's anti-gastrin immunogen is a precisely "targeted" immunotherapy. This specificity of targeting only cancer cells occurs because gastrin is not secreted and gastrin receptors are not found on cells in the GI system, unless they are malignant, or on the path to malignancy, except for those cells involved with normal acid secretion. Hence, inhibiting gastrin inhibits factors contributing to tumor growth and metastasis, or spread. Aphton's anti-gastrin targeted therapy adds a biological dimension to the treatment of gastrointestinal cancers.

          Aphton Corporation is a biopharmaceutical company developing products using its innovative targeted immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases. Aphton has strategic alliances with Aventis Pasteur for treating gastrointestinal system and other cancers with G17DT in North America and Europe; GlaxoSmithKline for reproductive system cancer and non-cancer diseases worldwide; and others.

Except for the historical information herein, the matters discussed herein are forward-looking statements that involve a number or risks and uncertainties and are not a guarantee of future performance. Future results may vary significantly based on a number of factors including, but not limited to, intellectual property risks, risks in regulatory and market acceptance of new products and continuing demand for same, the impact of competitive products and pricing, changing economic conditions and other risk factors that are inherent in the drug development process and the company's business including those set forth in Aphton's most recent 10-K and other filings with the Securities and Exchange Commission. It is not possible to predict or identify all such risk factors that could cause actual results to differ from expected or historical results. The company's actual results could differ from these forward-looking statements and the company undertakes no obligation to update publicly any forward-looking statement, except as may be required under applicable securities law.

Contact: Aphton Corporation; Investor Relations, J.L. Whitmore, 305-374-7338.